Contact:  ClearOne Communications, Inc.
                 Investor Relations
                 (801) 303-3555

CLEARONE REPORTS FISCAL 2009 SECOND QUARTER RESULTS

Salt Lake City, UT – January 29, 2009 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the second quarter and first six months of fiscal 2009 ended December 31, 2008.

For the fiscal 2009 second quarter, revenue decreased to $10.0 million from $10.8 million in the same quarter of last year.  Gross profit was $5.8 million, or 58% of revenue, compared with $6.4 million, or 59% of revenue, for the prior year period.  Net income was $604,000, or $0.07 per diluted share, compared with net income of $1.8 million, or $0.16 per diluted share, for the same period last year.  During the first fiscal quarter of 2009, ClearOne repurchased 1.3 million shares of its common stock in a tender offer.  As a result, shares outstanding used to calculate earnings per share decreased to 9.0 million for the fiscal 2009 second quarter from 10.9 million for the fiscal 2008 second quarter.

“Our financial results for the quarter were impacted by the current economic environment,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “To better position us for the long term, we have implemented strategic initiatives designed to enhance our sales and marketing efforts and continue to invest in new product development.  Also, between November 2008 and January 2009, we strengthened our balance sheet and enhanced liquidity with the sale, at par value, of our entire balance of auction rate securities.”

For the first six months of fiscal 2009, revenue was $20.2 million, approximately even with the first six months of last year.  Gross profit grew to $12.4 million, or 61% of revenue, compared with $11.5 million, or 57% of revenue, for the prior year period.  Net income increased to $1.7 million, or $0.18 per diluted share, compared with net income of $858,000, or $0.08 per diluted share, for the same period last year.  Diluted weighted average shares outstanding used to calculate earnings per share decreased to 9.6 million for the first six months of fiscal 2009 from 11.0 million for the same period of fiscal 2008.

At December 31, 2008, the company had cash, cash equivalents, and investments of $12.0 million and no long-term debt.  In addition, inventory levels of certain key products were higher to buffer against potential disruptions in the supply chain.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	(unaudited)	(audited)
	December 31,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,323	$3,327
Marketable securities	9,628	5,922
Accounts receivable, net of allowance for doubtful accounts	7,532	7,238
of $64 and $87, respectively
Deposit, bond for preliminary injunction	0	908
Note Receivable	14	43
Inventories, net	12,859	7,799
Income tax receivable	592	0
Deferred income taxes	3,124	2,828
Prepaid expenses	627	820
Total current assets	36,699	28,885

Long-term marketable securities	0	11,168
Property and equipment, net	2,768	2,554
Intangible assets, net	42	47
Long-term deferred tax asset	724	1,639
Other assets	21	7
Total assets	$40,254	$44,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,736	$2,187
Accrued taxes	0	72
Accrued liabilities	3,463	3,600
Deferred product revenue	4,881	4,547
Total current liabilities	10,080	10,406

Deferred rent	622	700
Other long-term liabilities	1,372	1,054
Total liabilities	12,074	12,160

Total shareholders' equity	28,180	32,140
Total liabilities and shareholders' equity	$40,254	$44,300

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Revenue	$9,970	$10,787	$20,229	$20,229
Cost of goods sold	4,168	4,414	7,794	8,714
Gross profit	5,802	6,373	12,435	11,515

Operating expenses:
Sales & Marketing	1,934	1,578	3,911	3,180
Research and product development	1,844	1,678	3,620	3,433
General and administrative	1,257	1,198	2,329	4,093
Total operating expenses	5,035	4,454	9,860	10,706

Operating income	767	1,919	2,575	809

Total other income, net	96	311	161	653

Income from continuing operations before income taxes	863	2,230	2,736	1,462
(Provision) for income taxes	(259)	(449)	(998)	(620)
Income from continuing operations	604	1,781	1,738	842

Income from discontinued operations	0	1	0	16

Net income	$604	$1,782	$1,738	$858

Basic earnings per common share	$0.07	$0.16	$0.18	$0.08
Diluted earnings per common share	$0.07	$0.16	$0.18	$0.08

Basic weighted average shares outstanding	8,889,974	10,840,193	9,501,381	10,900,725
Diluted weighted average shares outstanding	8,989,283	10,941,491	9,600,291	11,012,239